Exhibit 99.1
Aptar Reports Second Quarter 2024 Results
Crystal Lake, Illinois, July 25, 2024 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug and consumer product dosing, dispensing and protection technologies, today reported solid second quarter results driven by continued growth of the company’s proprietary drug delivery systems and margin improvement. Reported sales increased by 2% and core sales, excluding currency and acquisition effects, increased by 3%. Aptar reported net income of $90 million for the quarter, a 9% increase from the prior year.
“Strong sales growth in our Pharma business and broad-based margin expansion helped us achieve another quarter of strong earnings per share growth. Our proprietary drug delivery systems continue to see healthy demand, sales for our active material science technologies grew nicely in the quarter and volumes for consumer dispensing solutions continued to progressively improve in North America. For the first six months of the year, we achieved double-digit earnings growth and delivered strong net cash provided by operations,” said Stephan B. Tanda, Aptar President and CEO, commenting on the second quarter results.
Second Quarter 2024 Highlights
•Reported sales increased 2% and core sales increased 3%
•Reported earnings per share increased 8% to $1.34 and adjusted earnings per share increased 12% to $1.37
•Reported net income increased 9% to $90 million and adjusted EBITDA increased 6% from the prior year to $193 million
•Pharma segment delivered reported sales growth of 6% and core sales growth of 7% with continued demand for proprietary drug delivery systems
•Margins continued to improve over the prior year quarter, driven by sales of higher value products, and improved operational performance and cost management efforts
•Increased the quarterly dividend by approximately 10% to $0.45 per share

First Six Months 2024 Highlights
•Double-digit EPS growth over the prior year period
•Net cash provided by operations increased to $236 million compared to $182 million in the prior year period
•Free cash flow increased to $92 million compared to $27 million in the prior year
Second Quarter Results
For the quarter ended June 30, 2024, reported sales increased 2% to $910 million compared to $896 million in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 3%.

Second Quarter Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Reported Sales Growth	6%	(2)%	(1)%	2%
Currency Effects (1)	1%	1%	1%	1%
Acquisitions	0%	0%	0%	0%
Core Sales Growth	7%	(1)%	0%	3%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Aptar Pharma had an increase in reported sales of 6% and core sales of 7% over the prior year quarter. The segment’s strong performance was driven by continued growth for proprietary drug delivery systems used for allergic rhinitis, central nervous system therapeutics, emergency and pain medicines, as well as eye care and nasal decongestants. Sales declined in the Injectables division compared to the prior year quarter as sales normalized following last year’s strong second quarter catch up from the Enterprise Resource Planning (ERP) implementation in the first quarter of 2023. For the first six months of the year, the Injectables division grew 14%. The Active Material Science division returned to growth after a period of destocking due to COVID.
Aptar Beauty’s reported sales decreased 2%, and with currency effects core sales were down 1% compared to the prior year quarter. Volumes in the quarter grew over the prior year period as sales in North America continued to show progressive improvement, however, this was offset by higher tooling sales in the prior year period. Margins continued to improve year over year even with softer sales, due to operational performance and ongoing cost management.
Aptar Closures’ reported sales decreased 1% from the prior year quarter and the segment’s core sales were flat. Increased volumes were offset by the pass through of lower resin costs. Margins for Closures were flat over the prior year quarter as ongoing cost containment efforts and operational performance were offset by the timing of pass through of lower resin costs.
Aptar reported second quarter earnings per share of $1.34, an increase of 8%, compared to $1.24 during the same period a year ago. Second quarter adjusted earnings per share, excluding restructuring charges and the unrealized gains or losses on an equity investment, were $1.37, an increase of 12%, compared to $1.22 in the prior year, including comparable exchange rates.
Year-To-Date Results
For the six months ended June 30, 2024, reported sales increased 4% to $1.83 billion compared to $1.76 billion in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 4%.

Six Months Year-To-Date Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Total Reported Sales Growth	10%	(1)%	0%	4%
Currency Effects (1)	0%	0%	0%	0%
Acquisitions	0%	0%	0%	0%
Core Sales Growth	10%	(1)%	0%	4%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
For the six months ended June 30, 2024, Aptar’s reported earnings per share were $2.57, an increase of 24%, compared to $2.07 reported a year ago. Current year adjusted earnings per share, excluding restructuring charges, acquisition costs, and the unrealized gains or losses on an equity investment, were $2.63 and increased 21% from prior year adjusted earnings per share of $2.18, including comparable exchange rates. The prior year’s adjusted earnings included an effective tax rate of 25% (approximately $0.10 per share negative impact compared to the current year effective tax rate of 22%).
Outlook
Regarding Aptar’s outlook, Tanda stated, “We had a strong first half, and we expect growth to continue in the third quarter. We anticipate growth for our proprietary drug delivery systems to continue, driven by increased demand for nasally delivered central nervous system drugs and allergy therapies. We are also seeing growing demand for elastomeric components used for GLP-1. For our consumer dispensing technologies, we are seeing pockets of strength and progressive recovery in North America. As volumes come back, we believe we will benefit from our continued focus on cost management and improved operational leverage. Our solid operational performance and our strong balance sheet should position us well for future growth. Even in a slowing economy, we believe in the resilience of our portfolio as demonstrated by our recent dividend increase of approximately 10% on top of last year’s nearly 8% increase.”

Aptar currently expects earnings per share for the third quarter of 2024, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $1.38 to $1.46. This guidance is based on an effective tax rate range of 23.5% to 25.5% with a comparable adjusted prior year effective tax rate of 24%. The earnings per share guidance range was based on spot rates at the end of June for all currencies. Our currency exchange rate assumptions equate to an approximately $0.02 per share headwind when compared to the prior year third quarter earnings.
Cash Dividends and Share Repurchases
As previously announced, Aptar’s Board of Directors increased the quarterly cash dividend by approximately 10% to $0.45 per share. The payment date is August 15, 2024, to stockholders of record as of July 25, 2024. During the second quarter, Aptar repurchased 34 thousand shares for approximately $5 million. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.
Open Conference Call
There will be a conference call held on Friday, July 26, 2024 at 8:00 a.m. Central Time to discuss the company’s second quarter results for 2024. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations website at investors.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in drug and consumer product dosing, dispensing and protection technologies. Aptar serves a number of attractive end markets including pharmaceutical, beauty, food, beverage, personal care and home care. Using market expertise, proprietary design, engineering and science to create innovative solutions for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has more than 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.
Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of restructuring initiatives, acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide including the invasion of Ukraine by the Russian military and the recent events in the Middle East and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; the availability of raw materials and components (particularly from sole sourced suppliers for some of our Pharma solutions) as well as the financial viability of these suppliers; lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; the execution of our fixed cost reduction initiatives, including our optimization initiative; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs (particularly resin, metal, anodization costs and energy costs); significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to successfully implement facility expansions and new facility projects; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired, including contingent consideration valuation; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; cybersecurity threats against our systems and/or service providers that could impact our networks and reporting systems; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes, difficulties or failures in complying with government regulation, including FDA or similar foreign governmental authorities; changing regulations or market conditions regarding environmental sustainability; work stoppages due to labor disputes; competition, including technological advances; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net Sales	$910,063	$895,906	$1,825,511	$1,755,973
Cost of Sales (exclusive of depreciation and amortization shown below)	567,440	573,711	1,150,196	1,131,133
Selling, Research & Development and Administrative	149,330	141,428	302,110	289,351
Depreciation and Amortization	64,968	62,267	129,317	121,526
Restructuring Initiatives	2,315	1,943	5,795	13,467
Operating Income	126,010	116,557	238,093	200,496
Other Income (Expense):
Interest Expense	(10,061)	(9,688)	(20,236)	(19,916)
Interest Income	3,102	648	6,000	1,320
Net Investment (Loss) Gain	(140)	2,891	452	3,079
Equity in Results of Affiliates	130	643	(91)	512
Miscellaneous Expense, net	(795)	(173)	(1,654)	(1,344)
Income before Income Taxes	118,246	110,878	222,564	184,147
Provision for Income Taxes	27,788	27,831	49,173	46,514
Net Income	$90,458	$83,047	$173,391	$137,633
Net (Gain) Loss Attributable to Noncontrolling Interests	(4)	25	167	203
Net Income Attributable to AptarGroup, Inc.	$90,454	$83,072	$173,558	$137,836
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$1.36	$1.27	$2.62	$2.11
Diluted	$1.34	$1.24	$2.57	$2.07

Average Numbers of Shares Outstanding:
Basic	66,312	65,568	66,188	65,470
Diluted	67,575	66,855	67,509	66,748

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	June 30, 2024	December 31, 2023
ASSETS

Cash and Equivalents	$221,492	$223,643
Short-term Investments	2,399	—
Accounts and Notes Receivable, Net	737,764	677,822
Inventories	484,608	513,053
Prepaid and Other	147,387	134,761
Total Current Assets	1,593,650	1,549,279
Property, Plant and Equipment, Net	1,466,276	1,478,063
Goodwill	950,075	963,418
Other Assets	443,256	461,130
Total Assets	$4,453,257	$4,451,890

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-Term Obligations	$405,719	$458,220
Accounts Payable, Accrued and Other Liabilities	762,390	793,089
Total Current Liabilities	1,168,109	1,251,309
Long-Term Obligations	681,532	681,188
Deferred Liabilities and Other	193,401	198,095
Total Liabilities	2,043,042	2,130,592

AptarGroup, Inc. Stockholders' Equity	2,396,449	2,306,824
Noncontrolling Interests in Subsidiaries	13,766	14,474
Total Stockholders' Equity	2,410,215	2,321,298

Total Liabilities and Stockholders' Equity	$4,453,257	$4,451,890

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended June 30, 2024

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$910,063	$414,533	$321,487	$174,043	$—	$—

Reported net income	$90,458
Reported income taxes	27,788
Reported income before income taxes	118,246	111,814	22,773	11,971	(21,353)	(6,959)
Adjustments:
Restructuring initiatives	2,315	65	1,199	893	158
Net investment loss	140	—	—	—	140
Transaction costs related to acquisitions	140	—	140	—	—
Adjusted earnings before income taxes	120,841	111,879	24,112	12,864	(21,055)	(6,959)
Interest expense	10,061					10,061
Interest income	(3,102)					(3,102)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	127,800	111,879	24,112	12,864	(21,055)	—
Depreciation and amortization	64,968	29,609	20,526	14,254	579
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$192,768	$141,488	$44,638	$27,118	$(20,476)	$—

Reported net income margins (Reported net income / Reported Net Sales)	9.9%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.2%	34.1%	13.9%	15.6%

	Three Months Ended June 30, 2023

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$895,906	$390,700	$329,587	$175,619	$—	$—

Reported net income	$83,047
Reported income taxes	27,831
Reported income before income taxes	110,878	98,100	21,796	14,232	(14,210)	(9,040)
Adjustments:
Restructuring initiatives	1,943	434	479	440	590
Net investment gain	(2,891)	—	—	—	(2,891)
Adjusted earnings before income taxes	109,930	98,534	22,275	14,672	(16,511)	(9,040)
Interest expense	9,688					9,688
Interest income	(648)					(648)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	118,970	98,534	22,275	14,672	(16,511)	—
Depreciation and amortization	62,267	27,332	20,825	13,100	1,010
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$181,237	$125,866	$43,100	$27,772	$(15,501)	$—

Reported net income margins (Reported net income / Reported Net Sales)	9.3%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.2%	32.2%	13.1%	15.8%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Six Months Ended June 30, 2024

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$1,825,511	$821,826	$648,807	$354,878	$—	$—

Reported net income	$173,391
Reported income taxes	49,173
Reported income before income taxes	222,564	215,166	39,969	24,841	(43,176)	(14,236)
Adjustments:
Restructuring initiatives	5,795	89	3,909	1,653	144
Net investment gain	(452)	—	—	—	(452)
Transaction costs related to acquisitions	140	—	140	—	—
Adjusted earnings before income taxes	228,047	215,255	44,018	26,494	(43,484)	(14,236)
Interest expense	20,236					20,236
Interest income	(6,000)					(6,000)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	242,283	215,255	44,018	26,494	(43,484)	—
Depreciation and amortization	129,317	58,411	41,754	27,785	1,367
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$371,600	$273,666	$85,772	$54,279	$(42,117)	$—

Reported net income margins (Reported net income / Reported Net Sales)	9.5%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.4%	33.3%	13.2%	15.3%

	Six Months Ended June 30, 2023

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$1,755,973	$746,746	$655,976	$353,251	$—	$—

Reported net income	$137,633
Reported income taxes	46,514
Reported income before income taxes	184,147	180,490	29,228	27,527	(34,502)	(18,596)
Adjustments:
Restructuring initiatives	13,467	1,565	9,770	962	1,170
Net investment gain	(3,079)	—	—	—	(3,079)
Transaction costs related to acquisitions	255	—	199	56	—
Adjusted earnings before income taxes	194,790	182,055	39,197	28,545	(36,411)	(18,596)
Interest expense	19,916					19,916
Interest income	(1,320)					(1,320)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	213,386	182,055	39,197	28,545	(36,411)	—
Depreciation and amortization	121,526	53,109	41,108	25,235	2,074	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$334,912	$235,164	$80,305	$53,780	$(34,337)	$—

Reported net income margins (Reported net income / Reported Net Sales)	7.8%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.1%	31.5%	12.2%	15.2%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Income before Income Taxes	$118,246	$110,878	$222,564	$184,147

Adjustments:
Restructuring initiatives	2,315	1,943	5,795	13,467
Net investment loss (gain)	140	(2,891)	(452)	(3,079)
Transaction costs related to acquisitions	140	—	140	255
Foreign currency effects (1)		(1,007)		230
Adjusted Earnings before Income Taxes	$120,841	$108,923	$228,047	$195,020

Provision for Income Taxes	$27,788	$27,831	$49,173	$46,514

Adjustments:
Restructuring initiatives	567	494	1,458	3,559
Net investment loss (gain)	34	(708)	(111)	(754)
Transaction costs related to acquisitions	35	—	35	65
Foreign currency effects (1)		(253)		58
Adjusted Provision for Income Taxes	$28,424	$27,364	$50,555	$49,442

Net (Income) Loss Attributable to Noncontrolling Interests	$(4)	$25	$167	$203

Net Income Attributable to AptarGroup, Inc.	$90,454	$83,072	$173,558	$137,836

Adjustments:
Restructuring initiatives	1,748	1,449	4,337	9,908
Net investment loss (gain)	106	(2,183)	(341)	(2,325)
Transaction costs related to acquisitions	105	—	105	190
Foreign currency effects (1)		(754)		172
Adjusted Net Income Attributable to AptarGroup, Inc.	$92,413	$81,584	$177,659	$145,781

Average Number of Diluted Shares Outstanding	67,575	66,855	67,509	66,748

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.34	$1.24	$2.57	$2.07

Adjustments:
Restructuring initiatives	0.03	0.02	0.06	0.15
Net investment loss (gain)	—	(0.03)	—	(0.04)
Transaction costs related to acquisitions	—	—	—	—
Foreign currency effects (1)		(0.01)		—
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.37	$1.22	$2.63	$2.18
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net Cash Provided by Operations	$143,579	$83,897	$235,912	$182,201
Capital Expenditures	(68,205)	(77,187)	(143,866)	(155,012)
Free Cash Flow	$75,374	$6,710	$92,046	$27,189

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending September 30,
	Expected 2024	2023

Income before Income Taxes		$110,049

Adjustments:
Restructuring initiatives		6,161
Net investment loss		1,240
Realized gain on investments included in net investment loss above		4,188
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(1,412)
Adjusted Earnings before Income Taxes		$120,226

Provision for Income Taxes		$25,751

Adjustments:
Restructuring initiatives		1,611
Net investment loss		304
Realized gain on investments included in net investment loss above		1,026
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(330)
Adjusted Provision for Income Taxes		$28,362

Net Loss Attributable to Noncontrolling Interests		$(2)

Net Income Attributable to AptarGroup, Inc.		$84,296

Adjustments:
Restructuring initiatives		4,550
Net investment loss		936
Realized gain on investments included in net investment loss above		3,162
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(1,082)
Adjusted Net Income Attributable to AptarGroup, Inc.		$91,862

Average Number of Diluted Shares Outstanding		67,035

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)		$1.26

Adjustments:
Restructuring initiatives		0.07
Net investment loss		0.01
Realized gain on investments included in net investment loss above		0.05
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(0.02)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$1.38 - $1.46	$1.37
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using spot rates as of June 30, 2024 for all applicable foreign currency exchange rates.
(2) AptarGroup’s expected earnings per share range for the third quarter of 2024, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 23.5% to 25.5%. This tax rate range compares to our third quarter of 2023 effective tax rate of 23% on reported earnings per share and 24% on adjusted earnings per share.